Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Third Quarter 2009 Financial Results; Reports Revenues of $1.054 Billion and 12.4% Operating Margins; Updates 2009 Financial Guidance
•	Third quarter 2009 Revenues grew 3 percent to $1.054 billion

•	Operating Income grew 18 percent as Operating Margins expanded to 12.4 percent

•	Fully Diluted Earnings Per Share increased 17 percent to $0.62 per share

•	Cash and Cash Equivalents were $207 million

•	Total backlog of approximately $28.2 billion
     Wichita, Kan., November 5, 2009 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported third quarter 2009 financial results reflecting revenue and earnings growth as ship set deliveries for large commercial aircraft increased from the same period of 2008.
     Spirit’s third quarter 2009 revenues increased to $1.054 billion, up 3 percent from the same period last year. Operating income increased 18 percent to $131 million, up from $111 million in the same period a year ago, as revenues increased, operating efficiencies improved, and period expense declined. Net income was $87 million, or $0.62 per fully diluted share, up 18 percent from $74 million, or $0.53 per fully diluted share, in the same period of 2008. (Table 1)
Table 1. Summary Financial Results (Unaudited)

	3rd Quarter			Nine Months
($ in Millions, except per share data)	2009	2008	Change	2009	2008	Change

Revenues	$1,054	$1,027	3%	$3,001	$3,126	(4%)
Operating Income	$131	$111	18%	$218	$378	(42%)
Operating Income as a % of Revenues	12.4%	10.8%	160 BPS	7.3%	12.1%	(480) BPS
Net Income	$87	$74	18%	$142	$246	(42%)
Net Income as a % of Revenues	8.3%	7.2%	110 BPS	4.7%	7.9%	(320) BPS
Earnings per Share (Fully Diluted)	$0.62	$0.53	17%	$1.01	$1.76	(43%)
Fully Diluted Weighted Avg Share Count (Millions)	140.2	139.1		140.0	139.2

     “We executed well across the company as we delivered solid operating performance in the third quarter,” said President and Chief Executive Officer Jeff Turner. “Our results reflect improving performance as revenues and profitability increased and we recovered from the disrupted operations in the previous three quarters caused by the Machinists’ strike at Boeing and the new ERP system implementation in the first half of 2009,” Turner stated. “We continue to support the 787 program and are preparing for production restart and ramp-up. In addition, we continue to make good progress on other development programs as we work to grow and diversify our company,” Turner added.
     “While we have seen some stabilization in the global economic outlook, we remain cautious regarding the outlook of the commercial aerospace market. Our backlog remains strong and our strategy is on track to achieve long-term value creation for our customers, shareholders, and employees,” Turner concluded.
     Spirit’s backlog at the end of the third quarter of 2009 was $28.2 billion, flat from the end of the second quarter of 2009, as Airbus and Boeing third quarter backlog reductions were offset by a follow-on contract at Spirit Europe for 777 wing components. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.
     Spirit updated its contract profitability estimates during the third quarter of 2009, resulting in a $2 million favorable cumulative catch-up adjustment, compared to a $13 million unfavorable cumulative catch-up adjustment for the third quarter of 2008, which was largely the result of the Machinists’ strike at Boeing.
     Cash flow from operations was $5 million for the third quarter of 2009, compared to $68 million for the third quarter of 2008, primarily due to a decrease in cash advance receipts from customers of $48 million compared to the same period of 2008. (Table 2)
Table 2. Cash Flow and Liquidity

	3rd Quarter		Nine Months
($ in Millions)	2009	2008	2009	2008
Cash Flow from Operations	$5	$68	($211)	$147
Purchases of Property, Plant & Equipment	($51)	($56)	($158)	($175)

	October 1,	December 31,
Liquidity	2009	2008
Cash	$207	$217
Total Debt	$884	$588

     During the third quarter, Spirit issued $300 million in senior unsecured notes with a coupon rate of 7.5% and a maturity in 2017. A portion of the proceeds were used to pay down the outstanding revolver balance of $200 million prior to the close of the third quarter.
     Cash balances at the end of the third quarter of 2009 were $207 million and debt balances were $884 million. During the third quarter of 2009, the company utilized its credit-line as it continued to invest in development programs. All credit-line borrowings were paid down using a portion of the funds from the issuance of the senior unsecured notes. At the end of the third quarter of 2009, the company’s $729 million revolving credit facility was undrawn. Approximately $17 million of the credit facility is reserved for financial letters of credit.
     The company’s credit ratings remained unchanged at the end of the third quarter of 2009 with a BB rating at Standard & Poor’s and a Ba3 rating at Moody’s.
2009 Outlook
     Spirit revenue guidance for the full-year 2009 has been updated to reflect movement of certain forecasted non-recurring contract settlements out of 2009. Revenues are now expected to be between $4.1 and $4.2 billion based on Boeing’s 2009 delivery guidance of 480-485 aircraft; anticipated B787 deliveries consistent with our expectations following Boeing’s announcement of the revised B787 schedule on August 27, 2009; 2009 expected Airbus deliveries of approximately 483 aircraft; internal Spirit forecasts for non-OEM production activity and non-Boeing and Airbus customers; and foreign exchange rates consistent with fourth quarter 2008 levels.
     Fully diluted earnings per share for 2009 remains unchanged and is expected to be between $1.45 and $1.55 per share after the increase in interest expense and fees associated with the recently issued senior unsecured notes.

     Cash flow from operations less capital expenditures, net of customer reimbursements, is now expected to be no more than a ($150) million use of cash in the aggregate, with capital expenditures of approximately $225 million.
     The effective tax rate is now forecasted to be approximately 30 percent for 2009.
     The guidance assumes the settlement and receipt of certain outstanding non-recurring contract payments associated with our development programs. To the extent these forecasted payments are not received during the fourth quarter of 2009, they will represent a shift in revenues, earnings and cash flows from 2009 to 2010. (Table 3)

Table 3. Financial Outlook	2008 Actual		2009 Guidance	Change
Revenues	$3.8 billion		$4.1 - $4.2 billion	8% - 11%
Earnings Per Share (Fully Diluted)	$1.91		$1.45 - $1.55	(24%) - (19%)
Effective Tax Rate (% Pre-Tax Earnings)	30.9%		~30%
Cash Flow From Operations	$211 million	}	($150M) with ~$225 million of Capital Expenditures
Capital Expenditures	$236 million
Customer Reimbursement	$116 million

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: our ability to continue to grow our business and execute our growth strategy, including the timing and execution of new programs; our ability to perform our obligations and manage cost related to our new commercial and business aircraft development programs; reduction in the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs, which could be affected by the impact of a deep recession on business and consumer confidence and the impact of continuing turmoil in the global financial and credit markets; declining business jet manufacturing rates and customer cancellations or deferrals as a result of the weakened global economy; the success and timely execution of key milestones such as first flight and delivery of Boeing’s new B787 and Airbus’ new A350 aircraft programs, including receipt of necessary regulatory approvals and customer adherence to their announced schedules; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing, Airbus, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or labor disputes; any adverse impact on the demand for air travel or our operations from the outbreak of diseases such as the influenza outbreak caused by the H1N1 virus, avian influenza, severe acute respiratory syndrome or other epidemic or pandemic outbreaks; returns on pension plan assets and impact of future discount rate changes on pension obligations; our ability to borrow additional funds, or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws, the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability claims. These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the third quarter of 2009 were $526 million, up 9 percent over the same period last year, as deliveries in the prior year quarter were impacted by the Machinists’ strike at Boeing. Operating margin for the third quarter of 2009 was 18.1 percent, up from 15.2 percent in the third quarter of 2008, as a favorable cumulative catch-up of $4 million was realized during the quarter. During the third quarter of 2008, the segment realized an unfavorable $11 million cumulative catch-up adjustment.
Propulsion Systems
     Propulsion Systems segment revenues for the third quarter of 2009 were $266 million, down 9 percent over the same period last year due to fewer 747 deliveries and lower aftermarket sales. Operating margin for the third quarter of 2009 was 13.3 percent, down from 16.2 percent in the third quarter of 2008, primarily due to lower spares volumes. During the quarter, an unfavorable cumulative catch-up of $1 million was realized.
Wing Systems
     Wing Systems segment revenues for the third quarter of 2009 were $257 million, up 4 percent over the same period last year as increased deliveries to Airbus and Boeing more than offset fewer Hawker 850XP deliveries. Operating margin for the third quarter of 2009 was 10.3 percent, down from 10.9 percent in the third quarter of 2008, as an unfavorable cumulative catch-up of $1 million was realized during the quarter. During the third quarter of 2008, the segment realized an unfavorable $2 million cumulative catch-up adjustment.

Table 4. Segment Reporting

	(Unaudited)			(Unaudited)
	3rd Quarter			Nine Months
($ in Millions, except margin percent)	2009	2008	Change	2009	2008	Change

Segment Revenues
Fuselage Systems	$525.9	$484.8	8.5%	$1,497.6	$1,470.2	1.9%
Propulsion Systems	$266.2	$291.5	(8.7%)	$772.1	$863.1	(10.5%)
Wing Systems	$257.3	$246.8	4.3%	$712.9	$773.5	(7.8%)
All Other	$4.4	$4.1	7.3%	$18.2	$18.9	(3.7%)

Total Segment Revenues	$1,053.8	$1,027.2	2.6%	$3,000.8	$3,125.7	(4.0%)

Segment Earnings from Operations
Fuselage Systems	$95.2	$73.5	29.5%	$229.4	$255.0	(10.0%)
Propulsion Systems	$35.3	$47.1	(25.1%)	$97.2	$140.9	(31.0%)
Wing Systems	$26.6	$26.9	(1.1%)	($12.7)	$92.3	(113.8%)
All Other	$1.0	$0.0	NA	($1.0)	$0.1	(1,100.0%)

Total Segment Operating Earnings	$158.1	$147.5	7.2%	$312.9	$488.3	(35.9%)

Unallocated Corporate SG&A Expense	($26.7)	($35.6)	(25.0%)	($92.9)	($109.7)	(15.3%)
Unallocated Research & Development Expense	($0.4)	($0.7)	(42.9%)	($1.6)	($1.1)	45.5%

Total Earnings from Operations	$131.0	$111.2	17.8%	$218.4	$377.5	(42.1%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	18.1%	15.2%	290 BPS	15.3%	17.3%	(200) BPS
Propulsion Systems	13.3%	16.2%	(290) BPS	12.6%	16.3%	(370) BPS
Wing Systems	10.3%	10.9%	(60) BPS	(1.8%)	11.9%	(1,370) BPS
All Other	22.7%	0.0%	2,270 BPS	(5.5%)	0.5%	(600) BPS

Total Segment Operating Earnings as % of Revenues	15.0%	14.4%	60 BPS	10.4%	15.6%	(520) BPS

Total Operating Earnings as % of Revenues	12.4%	10.8%	160 BPS	7.3%	12.1%	(480) BPS
Contact information:
Investor Relations: Alan Hermanson (316) 523-7040
Media: Debbie Gann (316) 526-3910
On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2008 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2008

B737	93	95	87	42	317
B747	4	7	4	1	16
B767	3	3	3	1	10
B777	20	22	18	8	68
B787	1	1	1	0	3

Total	121	128	113	52	414

A320 Family	95	95	90	87	367
A330/340	24	21	23	22	90
A380	4	2	4	6	16

Total	123	118	117	115	473

Hawker 850XP	15	24	24	28	91

Total Spirit	259	270	254	195	978

2009 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	YTD 2009

B737	74	96	93	263
B747	3	1	3	7
B767	3	3	3	9
B777	21	21	21	63
B787	2	2	2	6

Total	103	123	122	348

A320 Family	105	101	94	300
A330/340	26	23	28	77
A380	0	2	5	7

Total	131	126	127	384

Hawker 850XP	18	13	6	37

Total Spirit	252	262	255	769

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	October 1, 2009	September 25, 2008	October 1, 2009	September 25, 2008
	($ in millions, except per share data)

Net Revenues	$1,053.8	$1,027.2	$3,000.8	$3,125.7
Operating costs and expenses:
Cost of sales	878.3	864.3	2,637.2	2,596.1
Selling, general and administrative	30.5	39.0	103.6	119.0
Research and development	14.0	12.7	41.6	33.1

Total Operating Costs and Expenses	922.8	916.0	2,782.4	2,748.2
Operating Income	131.0	111.2	218.4	377.5
Interest expense and financing fee amortization	(10.2)	(9.9)	(29.1)	(29.5)
Interest income	1.6	4.4	6.2	15.1
Other income, net	(0.5)	(0.7)	5.2	0.9

Income Before Income Taxes	121.9	105.0	200.7	364.0
Income tax provision	(34.4)	(31.0)	(58.8)	(118.4)

Income Before Equity in Net Loss of Affiliate	87.5	74.0	141.9	245.6
Equity in net loss of affiliate	(0.2)	—	(0.2)	—

Net Income	$87.3	$74.0	$141.7	$245.6

Earnings per share
Basic	$0.63	$0.54	$1.03	$1.79
Shares	138.6	137.0	138.2	136.9

Diluted	$0.62	$0.53	$1.01	$1.76
Shares	140.2	139.1	140.0	139.2

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Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	October 1, 2009	December 31, 2008
	($ in millions)
Current assets
Cash and cash equivalents	$206.7	$216.5
Accounts receivable, net	235.8	149.3
Current portion of long-term receivable	28.2	108.9
Inventory, net	2,204.6	1,882.0
Other current assets	85.8	76.6

Total current assets	2,761.1	2,433.3
Property, plant and equipment, net	1,224.0	1,068.3
Pension assets	60.0	60.1
Other assets	238.6	198.6

Total assets	$4,283.7	$3,760.3

Current liabilities
Accounts payable	$421.2	$316.9
Accrued expenses	164.1	161.8
Current portion of long-term debt	6.7	7.1
Advance payments, short-term	194.3	138.9
Deferred revenue, short-term	59.3	110.5
Other current liabilities	25.8	8.1

Total current liabilities	871.4	743.3
Long-term debt	583.5	580.9
Bonds payable, long-term	293.4	—
Advance payments, long-term	806.5	923.5
Deferred revenue and other deferred credits	54.3	58.6
Pension/OPEB obligation	49.1	47.3
Other liabilities	169.6	109.2
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 104,819,957 and 103,209,466 issued and outstanding, respectively	1.0	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 36,216,211 and 36,679,760 shares issued and outstanding, respectively	0.4	0.4
Additional paid-in capital	946.3	939.7
Minority interest	0.5	0.5
Accumulated other comprehensive loss	(124.1)	(134.2)
Retained earnings	631.8	490.1

Total shareholders’ equity	1,455.9	1,297.5

Total liabilities and shareholders’ equity	$4,283.7	$3,760.3

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine	For the Nine
	Months Ended	Months Ended
	October 1, 2009	September 25, 2008
	($ in millions)
Operating activities
Net Income	$141.7	$245.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation expense	91.9	90.8
Amortization expense	7.7	7.1
Accretion of long-term receivable	(5.8)	(13.0)
Employee stock compensation expense	6.7	11.6
Loss from the ineffectiveness of hedge contracts	—	0.4
(Gain) loss from foreign currency transactions	(3.9)	0.3
Gain on disposition of assets	—	(0.2)
Deferred taxes	(20.5)	0.9
Pension and other post-retirement benefits, net	1.6	(21.5)
Grant income	(1.4)	—
Equity in net income of affiliate	0.2	—
Changes in assets and liabilities
Accounts receivable	(84.6)	(28.4)
Inventory, net	(319.5)	(432.9)
Accounts payable and accrued liabilities	104.9	30.5
Advance payments	(61.6)	230.4
Deferred revenue and other deferred credits	(54.9)	16.9
Other	(13.8)	8.1

Net cash provided by (used in) operating activities	(211.3)	146.6

Investing Activities
Purchase of property, plant and equipment	(158.0)	(175.2)
Long-term receivable	86.5	87.1
Other	0.2	(0.7)

Net cash (used in) investing activities	(71.3)	(88.8)

Financing Activities
Proceeds from revolving credit facility	300.0	75.0
Payments on revolving credit facility	(300.0)	(75.0)
Proceeds from issuance of debt	—	8.8
Proceeds from issuance of bonds	293.4	—
Proceeds from government grants	0.7	1.6
Principal payments of debt	(5.8)	(11.9)
Debt issuance and financing costs	(17.2)	(6.8)

Net cash provided by (used in) financing activities	271.1	(8.3)

Effect of exchange rate changes on cash and cash equivalents	1.7	(5.2)

Net increase (decrease) in cash and cash equivalents for the period	(9.8)	44.3
Cash and cash equivalents, beginning of the period	216.5	133.4

Cash and cash equivalents, end of the period	$206.7	$177.7